UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

November 15, 2005

GILEAD SCIENCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-19731	94-3047598
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA

(Address of principal executive offices)

94404

(Zip Code)

(650) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFD 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On September 27, 1996, Gilead Sciences, Inc., a Delaware corporation (the Company), entered into a Development and License Agreement (the 1996 Agreement) with F. Hoffmann-La Roche Ltd, a Swiss corporation (Roche Ltd), and Hoffmann-La Roche Inc., a New Jersey corporation (Roche US and together with Roche Ltd, Roche), to develop and commercialize therapies to treat and prevent viral influenza. Tamiflu® (oseltamivir phosphate), an antiviral pill for the treatment and prevention of influenza, was co-developed by the Company and Roche. Under the 1996 Agreement, Roche has the exclusive right to manufacture and sell Tamiflu worldwide, subject to its obligation to pay the Company a percentage of the net revenues that Roche generates from Tamiflu sales, which, in turn, has been subject to reduction for certain defined manufacturing costs. On June 23, 2005, the Company delivered a notice of termination to Roche for material breach of the 1996 Agreement. The 1996 Agreement was filed as Exhibit 10.42 to the Company’s Report on Form 10-Q for the quarter ended September 30, 1996.

On November 15, 2005, the Company settled its dispute with Roche relating to breach of the 1996 Agreement (the Settlement) and agreed to terminate the related arbitration pending between the parties. In connection with the Settlement, the Company and Roche entered into a First Amendment and Supplement to the 1996 Agreement (the Amended Agreement). The Amended Agreement provides for the formation of a Joint Manufacturing Committee to review Roche’s existing manufacturing capacity for Tamiflu and global plans for manufacturing Tamiflu, a U.S. Commercial Committee to evaluate commercial plans and strategies for Tamiflu in the United States and a Joint Supervisory Committee to evaluate Roche’s overall commercial plans for Tamiflu on a global basis, in each case, comprised of representatives of the Company and Roche. Under the Amended Agreement, the Company also has the option to provide a specialized sales force to supplement Roche’s marketing efforts in the United States for Tamiflu.

The royalties payable to the Company on net sales of Tamiflu sold by Roche remain the same under the Amended Agreement, which are as follows: (a) fourteen percent of the first $200 million in worldwide net sales in a given calendar year; (b) eighteen percent of the next $200 million in worldwide net sales during the same calendar year; and (c) twenty-two percent of worldwide net sales in excess of $400 million during the same calendar year. The Amended Agreement revises the provision in the 1996 Agreement relating to the calculation of royalty payments such that, under the Amended Agreement, in any given calendar quarter Roche will pay royalties to the Company based on the actual royalty rates applicable to such quarter. In addition, under the Amended Agreement, royalties payable by Roche to the Company will no longer be subject to a cost of goods sold adjustment which was provided for in the 1996 Agreement. Further, under the terms of the Settlement, Roche has agreed to pay the Company $62.5 million in recognition of the aggregate cost of goods sold adjustment by which royalties payable to the Company were reduced under the 1996 Agreement with respect to net sales in 2004 and through the third quarter of 2005. In connection with the Settlement, Roche also agreed not to pursue the disputed royalty amount of $18.2 million relating to the period from 2001 to 2003, which was paid to the Company under protest and with reservation of right in July 2005.

A copy of the press release relating to the Amended Agreement and Settlement is filed as Exhibit 99.1 to this report.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

The Company has been notified by Roche that its royalty payment from worldwide net sales in the third quarter 2005 will be $21.4 million. This amount is based on Roche’s reported third quarter 2005 worldwide net sales of Tamiflu of 279 million Swiss francs. For the full year 2005 sales by Roche, the Company anticipates receiving a blended royalty rate of eighteen to nineteen percent, based on Roche’s reported sales for the first nine months of 2005 and estimated pandemic sales in the fourth quarter of 2005. This estimate does not take into account any seasonal sales in the fourth quarter, as the Company has no visibility on what those will be at this time.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
99.1	Press Release, issued by Gilead Sciences, Inc. on November 16, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GILEAD SCIENCES, INC.
(Registrant)

/s/ John F. Milligan
John F. Milligan Executive Vice President and Chief Financial Officer

Date: November 16, 2005

Exhibit Index

Exhibit Number	Description
99.1	Press Release, issued by Gilead Sciences, Inc. on November 16, 2005.